Registration No. 333-189787

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NTS, INC.

(Exact Name of registrant as specified in its charter)

NEVADA	11-3618510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1220 Broadway

Lubbock, Texas 79401

(806) 771-5212

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2004 Stock Option Plan

(Full title of the plan)

Niv Krikov

Treasurer and Chief Financial Officer

1220 Broadway

Lubbock, Texas 79401

(806) 771-5212

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies of communications to:

Kevin Sullivan, Esq.

Weil, Gotshal & Manges LLP

100 Federal Street, Floor 34

Boston, MA 02110

(617) 772-8300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by NTS, Inc. (f/k/a Xfone, Inc.), a Nevada corporation (the “Company”), relates to the Company’s Registration Statement on Form S-8 (File No. 333-189787) (the “Registration Statement”) as filed by the Company with the Securities and Exchange Commission (the “SEC”) on July 3, 2013, pertaining to the registration of 5,489,595 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s 2004 Stock Option Plan.

Effective as of June 6, 2014, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 20, 2013, by and among the Company, T3 North Intermediate Holdings, Inc. (f/k/a T3 North Intermediate Holdings, LLC), a Nevada corporation (“Parent”), and North Merger Sub, Inc., a Nevada corporation (“Merger Sub”) and wholly owned subsidiary of Parent, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The consummation of the Merger and certain related events were disclosed in the Company’s Current Report on Form 8-K, as filed with the SEC on June 6, 2014.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to existing registration statements including the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and (in accordance with the undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering) removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the effective time of this Post-Effective Amendment.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statement on Form S–8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lubbock, State of Texas, on June 6, 2014.

NTS, INC.

By:	/s/ Niv Krikov
Niv Krikov
Chief Financial Officer

In reliance on Rule 478 of the Securities Act of 1933, no other person is required to sign this post-effective amendment to the registration statement.